Exhibit 4.12

Debt Transfer and Offset Agreement

This Agreement is executed on September 30, 2016 by and among:

The Creditor: Beijing Chezhiying Technology Co., Ltd. (hereinafter referred to as “Chezhiying”)

The Transferors:

Qin Zhi (“Qin Zhi”), ID No.: ******************;

Fan Zheng (“Fan Zheng”), ID No.: ******************.

The Transferees:

Lu Min (“Lu Min”), ID No.: ******************;

Lei Haiyun (“Lei Haiyun”), ID No.: ******************

Whereas,

(1)	Chezhiying and Qin Zhi executed a loan agreement dated July 8, 2015 in respect of the loan of RMB 5,000,000 extended by Chezhiying to Qin Zhi, among other things; Chezhiying and Fan Zheng executed a loan agreement dated July 8, 2015 in respect of the loan of RMB 5,000,000 extended by Chezhiying to Fan Zheng, among other things;

(2)	Qin Zhi intends to transfer to Lu Min all debts and all of their rights and obligations under the said loan agreements as described in above (1), and Fan Zheng intends to transfer to Lei Haiyun all debts and all of their rights and obligations under the said loan agreements as described in above (1). Pursuant to the provisions of this Agreement, Lu Min and Lei Haiyun agree to accept respectively from Qin Zhi and Fan Zheng all debts and all of their rights and obligations under the said loan agreements;

(3)	The registered capital of Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (hereinafter referred to as “the Target Company”) is RMB 10,000,000. Fan Zheng contributed RMB 5,000,000, accounting for 50% of the total and Qin Zhi contributed RMB 5,000,000, accounting 50% of the total. On September 30, 2016, Fan Zheng and Qin Zhi executed the Equity Interest Purchase Agreement with Lu Min and Lei Haiyun in respect of sale of 100% equity interests in the Target Company (hereinafter referred to as “Equity Interest Purchase Agreement”). Lu Min and Lei Haiyun purchased the 100% equity interests in the Target Company according to the direction of Chezhiying. Pursuant to the provisions of the Equity Interest Purchase Agreement, Lu Min shall pay to Qin Zhi and Lei Haiyun shall pay to Fan Zheng the equity interest sale prices that have not been paid yet. Qin Zhi and Fan Zheng intend to offset the said equity interest sale prices against the debts owed by them respectively to Lu Min and Lei Haiyun hereunder; and

(4)	Any currency as referred to herein shall mean RMB, except as otherwise specified.

NOW THEREFORE, in accordance with applicable laws and regulations and through amicable consultation, the Parties hereby reach this Agreement as below:

Clause 1 Transfer of Debts

1.1	Qin Zhi agrees to transfer to Lu Min, and Lu Min agrees to accept, the debt of RMB 5,000,000 owed by Qin Zhi to Chezhiying, and Fan Zheng agrees to transfer to Lei Haiyun, and Lei Haiyun agrees to accept, the debt of RMB 5,000,000 owed by Qin Zhi to Chezhiying.

After the consummation of the transfer of the said debts, Qin Zhi shall owe the debt of RMB 5,000,000 to Lu Min, and Fan Zheng shall owe the debt of RMB 5,000,000 to Lei Haiyun.

1.2	Chezhiying acknowledges and agrees to the said transfer of debts.

1.3	After consummation of the transfer of the said debts, Fan Zheng and Qin Zhi shall no longer owe any debt to Chezhiying; Lu Min shall owe the debt of RMB 5,000,000 to Chezhiying, and Lei Haiyun shall owe the debt of RMB 5,000,000 to Chezhiying.

Clause 2 Transfer of Rights and Obligations

2.1	In addition to the transfer of debts under Clause 1 hereof, Qin Zhi agrees to transfer to Lu Min, and Lu Min agrees to accept, all rights and obligations of Qin Zhi under the relevant loan agreement; Fan Zheng agrees to transfer to Lei Haiyun, and Lei Haiyun agrees to accept, all rights and obligations of Fan Zheng under the relevant loan agreement.

2.2	Chezhiying acknowledges and agrees to the said transfer of rights and obligations.

2.3	Chezhiying, Lu Min and Lei Haiyun agree to novate the relevant loan agreements, so as to define Chezhiying’s claims against Lu Min and Lei Haiyun and relevant rights and obligations.

Clause 3 Offset of Debts

3.1	Pursuant to the provisions of the Equity Interest Purchase Agreement, Lu Min shall pay to Qin Zhi the equity interest sale price of RMB 5,000,000; Lei Haiyun shall pay to Fan Zheng the equity interest sale price of RMB 5,000,000. No equity interest sale price have been paid.

3.2	It is acknowledged and agreed by Qin Zhi that, the debt owed by Qin Zhi to Lu Min hereunder shall be offset against the equity interest sale price payable by Lu Min to Qin Zhi under the Equity Interest Purchase Agreement. It is acknowledged and agreed by Fan Zheng that, the debt owed by Fan Zheng to Lei Haiyun hereunder shall be offset against the equity interest sale price payable by Lei Haiyun to Fan Zheng under the Equity Interest Purchase Agreement.

3.3	After the said offset of debts, there are no debts between Qin Zhi and Lu Min, and between Fan Zheng and Lei Haiyun.

3.4	It is acknowledged by the Parties, the equity interest sale prices under the Equity Interest Purchase Agreement shall be the amounts net of tax. Any taxes or levies (if any) imposed with respect to the equity interest sale shall be borne by Chezhiying, instead of the sellers of the equity interests. Chezhiying shall be responsible for communicating with the competent taxation authorities and paying the relevant taxes as required by taxation authorities, and shall assist the sellers of equity interests to obtain the receipts of tax payment.

Clause 4 Liabilities for Breach of Contract

If any party fails to perform or materially breaches any provisions contained herein, it shall indemnify the non-breaching parties for any losses caused thereby, and, except as otherwise agreed in this Agreement, the non-breaching parties may terminate this Agreement and claim against the breaching party.

Clause 5 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultation, failing which, a lawsuit may be brought with the competent court having jurisdiction.

Clause 6 Miscellaneous

6.1	This Agreement shall be executed in six originals, of which each party and the Target Company shall keep one respectively.

6.2	This Agreement shall become effective immediately after it is sealed (in case of a corporate body) or signed (in case of a natural person) by each party.

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Beijing Chezhiying Technology Co., Ltd. (seal):

Qin Zhi (signature):	Fan Zheng (signature):

/s/ Qin Zhi	/s/ Fan Zheng

Lu Min (signature):	Lei Haiyun (signature):

/s/ Lu Min	/s/ Lei Haiyun

Date: September 30, 2016